Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT made as of the 1st day of July, 2016, by and between APPLIED DNA SCIENCES, INC., a Delaware corporation (the “Company”), and JAMES A. HAYWARD (“Executive”).

1.                  Employment. Executive shall continue to be employed as the Chief Executive Officer of the Company, which employment will be subject to and governed by this Agreement.

1.1           Duties and Responsibilities. Executive will have the authority, duties and responsibilities customarily associated with the position of Chief Executive Officer, consistent with the Company’s by-laws and applicable law. Executive will have such additional duties and responsibilities commensurate with his position as the Company’s Board of Directors (the “Board”) may assign to him from time to time. Executive will report directly to and be subject to the control and direction of the Board. The Company will use its reasonable efforts to ensure that Executive will continue to be a member of the Board during the period of his employment under this Agreement. At the request of the Board, Executive shall serve as an officer and director of the Company’s subsidiaries and other affiliates without additional compensation. Executive will observe and adhere to all applicable written Company policies and procedures in effect from time to time, including, and without limitation, policies on business ethics and conduct, and policies on the use of inside information and insider trading.

1.2           Term. Unless sooner terminated pursuant to Section 3, the term of this Agreement (the “Term”) will begin July 1, 2016 and end June 30, 2017. Thereafter, the Term will automatically be renewed for successive one-year periods unless either party provides written notice of non-renewal to the other at least 90 days before the end of the then-current Term.

1.3           Full Time. Executive shall devote all of his business time and attention to the performance of his duties and responsibilities under this Agreement. Executive will not render services to others for compensation or, without the written consent of the Board (which should not be unreasonably withheld), serve on the board of directors or other governing body of another for profit entity, provided, however, that the Company hereby consents to Executive’s continuing to engage in the other business activities listed on Exhibit A hereto, so long as such activities do not conflict or interfere with Executive’s obligations and covenants under this Agreement or Executive’s ability to fully and properly perform the duties and responsibilities of his employment under this Agreement. Executive may engage in personal, charitable and passive investment activities, so long as such activities do not conflict or interfere with his ability to perform the duties and responsibilities of his employment under this Agreement.

1.4           Location of Employment. Executive’s principal place of employment will be at the Company’s principal offices, currently located in Stony Brook, New York. The Company will not relocate the Executive’s office beyond a 75 mile radius of the then current location without Executive’s consent. Notwithstanding the foregoing, Executive acknowledges that he will have to engage in business travel in connection with the performance of his duties and in accordance with the needs of the Company.

2.                  Compensation.

2.1           Base Salary. The Company will pay base salary (“Base Salary”) to Executive, in accordance with its regular payroll practices, at an initial annual rate, as earned, of $400,000. The Board and/or the Compensation Committee of the Board (the “Compensation Committee”) will review Executive’s Base Salary annually. The Board or the Compensation Committee, acting in its discretion, may increase (but may not decrease unless elected by Executive) the annual rate of Executive’s Base Salary.

2.2           Annual Bonus Opportunity. The Board or Compensation Committee may award an annual bonus to the Executive in such amount and upon such terms and conditions as the Board or the Compensation Committee, acting in its discretion, determines (provided that the Executive will not be treated less favorably with respect to annual bonuses than other executives of the Company). The bonus for any fiscal year will be recognized by the Company when achieved and/or granted and will be payable to Executive as a lump sum, or installments, as practicable and feasible (with consideration for cash flow and cash collections from bonus eligible revenues).

2.3           Cash Incentive Award. The Company will pay a cash bonus to Executive of up to $800,000, to be earned as follows: $300,000 for the first fiscal year-ending after the date hereof in which the Company’s revenue equals at least $8 million, plus $100,000 for each $2 million of revenue in excess of $8 million. For example, if the Company’s has $10 million of revenue in the first fiscal year in which its revenues equal or exceed $8 million, the Executive will be entitled to $400,000 ($300,000 + $100,000); and if the Company has revenue of $12 million in the next succeeding fiscal year, then Executive will earn an additional $200,000; and, if the Company has $14 million of revenue in the third succeeding fiscal year, the Executive will earn an additional $200,000 at of the end of that year, at which point, Executive will have earned the $800,000 aggregate maximum incentive amount under this subsection 2.3.

2.4           Annual Equity Awards. Executive will be eligible for annual equity awards under the Company’s equity incentive plan on a basis that is not less favorable than the annual equity awards being made generally to other senior executives of the Company.

2.5           Employee Benefits. Executive will be eligible to participate in such retirement, welfare and other employee benefit and fringe benefit plans, arrangements, programs and perquisites as are provided by the Company from time to time to or for the benefit of the Company’s other executives, on comparable terms and conditions. Executive shall be entitled to five weeks of vacation time during each calendar year of his employment, subject to the Company’s current personal time off (PTO) policies and procedures.

2.6           Reimbursement of Business Expenses. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities of his employment under this Agreement, and the Company will promptly reimburse him for all expenses that are so incurred upon presentation of appropriate vouchers or receipts, subject to the Company’s expense reimbursement policies applicable to senior executives generally as in effect from time to time. Executive will be entitled to first class travel on flights that are scheduled to exceed three hours. The Company will pay or reimburse Executive for the cost of computer, phone and other equipment and services reasonably required in order to enable Executive to conduct business from his home outside of regular business hours.

2.7           Other Items. The Company will pay or reimburse Executive for the payment of up to $1,500 per month for the costs associated with an automobile used by Executive and, in addition, will provide Executive with a gas credit card (the charges on which will not be taken into account in applying the $1,500 monthly automobile allowance). The Company will pay or reimburse Executive for the payment of an annual or monthly gym membership and for at least one airline club membership. The Company will also pay for the use of an outside driver for Executive for up to 20 hours per week.

3.                  Termination of Employment Before End of Term.

3.1           Termination by Company for Cause. The Company may terminate Executive’s employment before the end of the Term for Cause if Executive: (a) is convicted of or pleads nolo contendre to a felony, (b) commits fraud or a material act or omission involving dishonesty affecting the assets, business or reputation of the Company or any of its subsidiaries or affiliates, (c) willfully fails or refuses to carry out the material responsibilities of his employment, as reasonably determined by the Board, (d) engages in gross negligence, willful misconduct or a pattern of behavior that has had or is reasonably likely to have a significant adverse effect on the Company or the ability of Executive to perform the duties and responsibilities of his employment, or (e) willfully engages in any act or omission that is in material violation of Company policy, including, without limitation, Company policy on business ethics and conduct, and Company policy on the use of inside information and insider trading; provided, however, that, if the conduct giving rise to termination for Cause is curable without material harm to the business or assets of the Company, the Executive will be afforded an opportunity to effect such a cure within 30 days after notice of termination and thereby avoid a termination for Cause based upon such conduct.

3.2           Resignation by Executive. Executive may terminate his employment before the end of the Term, subject to at least 60 days’ prior written notice to the Company. Upon receipt of such notice, the Company may relieve Executive of some or all of his duties and/or set an earlier termination date.

3.3           Termination by Company without Cause. Company may terminate Executive’s employment without Cause before the end of the Term, subject to 60 days prior written notice to Executive. Following such notice, the Company may relieve Executive of some or all of his duties, provided that Company continues to pay Executive through the end of the notice period. For the purposes hereof, the termination of this Agreement at the expiration of the initial Term or the expiration of either of the first two renewal Terms (if any) due to non-renewal by Company pursuant to Section 1.2 will be deemed to be a termination of Executive’s employment by Company without Cause.

3.4           Termination Due to Disability or Death. Company may terminate Executive’s employment before the end of the Term due to “Disability” if Executive is unable to substantially perform the customary duties and responsibilities of his employment for at least 120 consecutive calendar days or 150 or more calendar days during any 365 calendar day period by reason of physical or mental illness,  injury, impairment or incapacity. No minimum notice is required for a termination due to Executive’s Disability. If Executive dies before the end of the Term, his employment will terminate on the date of his death.

3.5           Termination by Executive for Good Reason. Executive may terminate his employment for Good Reason at any time, subject to applicable notice and cure conditions described below. For this purpose, the term “Good Reason” means any of the following: (a) a material adverse change by Company of Executive’s status or position as the Chief Executive Officer, including, without limitation, a material diminution of his position, duties, responsibilities or authority or the assignment to him of duties or responsibilities that are materially inconsistent with his status or position; (b) a non-voluntary reduction by the Company of Executive’s annual Base Salary or failure to pay same ; (c) a breach by the Company of any of its material obligations under this Agreement; (d) relocation of Executive without Executive’s consent beyond a 75 mile radius of Executive’s then principal place of employment in violation of this Agreement; or (e) in connection with a Change in Control, the failure or refusal by the successor or acquiring company to expressly assume the obligations of Company under this Agreement. As a condition to terminating his employment for Good Reason, Executive must, within 60 days after the occurrence of the event or condition giving rise to such termination, provide written notice to the Company (or the successor or acquiring company) of his desire to terminate for Good Reason, specifying the nature of the act or omission that Executive deems to constitute Good Reason. The Company shall have 30 days after receipt of such notice to review and, if required, correct the situation (and thus prevent Executive’s termination for Good Reason).

3.6           Definition of Change in Control.  For the purposes hereof, a “Change in Control” will be deemed to have occurred if and when, after the date of this Agreement,

(a)           any person, as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than (1) the Company, (2) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, (3) the Executive, or (4) any entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 30 percent or more of the combined voting power of the Company’s then outstanding voting securities;

(b)          during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c) or (d) of this subsection) whose election by the Board or nomination for election by the company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

(c)           there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other entity, other than (1) a merger or consolidation which results in the directors of the Company immediately prior to such merger or consolidation continuing to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than persons described in any of parts (1) – (4) of subsection (a) above) is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

(d)           the complete liquidation or dissolution of the Company or the sale or other disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or a majority of the Company’s assets, income or revenue to an entity, at least 70% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

4.                  Payments and Benefits Upon Termination of Employment.

4.1           Termination of Employment by Company without Cause or by Executive for Good Reason. Except as provided in Section 4.4 (relating to the effect of a Change in Control), if Executive’s employment is terminated by Company without Cause pursuant to Section 3.3 or by Executive for Good Reason pursuant to Section 3.5, then, subject to Section 5, Executive shall receive the following payments and benefits:

(a)           a single cash payment equal to the sum of (1) the unpaid amount, if any, of Base Salary previously earned by Executive through the date of his termination, and (2) the unpaid amount, if any, of the annual bonus earned by Executive for the preceding year;

(b)           payment of any business and other expenses described in Sections 2.7 and 2.8 that were previously incurred but not reimbursed and are otherwise eligible for reimbursement;

(c)           any payments or benefits payable to Executive or his covered spouse, or a dependent or beneficiary of Executive, under and in accordance with the provisions of any employee benefit plan of the Company;

(d)           a cash payment equal to the product of (1) the greater of (A) the annual bonus award (if any) that would have been earned by Executive for the fiscal year in which his employment terminates if his employment had continued through the end of such year, and (B) the annual bonus earned by Executive for the preceding year, multiplied by (2) a fraction, the numerator of which is the number of days elapsed from the beginning of that fiscal year until the date his employment terminates, and the denominator of which is 365 (“Pro Rata Bonus”), which payment will be made when the bonus for such year would otherwise have been paid;

(e)           an amount of severance equal to the greater of (1) 2.99- times Executive’s annual rate of Base Salary in effect at the time his employment terminates, or (2) 2-times the sum of (A) such annual rate of Base Salary, plus (B) the annual bonus, if any, earned by Executive for the year preceding the year of termination, or, if greater, the target bonus, if any, for the year of termination, which amount (the greater of (1) and (2)) shall be payable ratably for a period of 24 months following such termination of employment as if it were salary payable in accordance with the Company’s normal payroll practices,  provided, however, that the initial installment will begin on the 60th day following the date on which Executive’s employment terminates and will include the payments that would otherwise have been made during such 60-day period;

(f)            any vested stock options and stock appreciation rights held by Executive at the time of his termination of employment will remain exercisable by the Executive or his beneficiary, as the case may be, for a period of at least three years following the termination of his employment (but in no event later than the stated expiration date of such option or stock appreciation right;

(g)           if the Executive and/or his covered spouse or dependents elect COBRA continuation coverage as a result of the termination of Executive’s employment, then the Company will pay the full amount of the COBRA premium for such coverage for a period of up to 18 months following the termination of Executive’s employment, it being understood that Executive may be taxable on the value of such coverage in order to enable the Company to avoid any penalty or additional tax that may otherwise be incurred by reason of the provision of such subsidized COBRA coverage; and

(h)           if the Executive is covered by Company-provided life insurance, continuing life insurance benefits for 24 months following the termination of his employment as if Executive’s employment had continued.

4.2           Termination Due to Disability or Death. If Executive’s employment is terminated pursuant to Section 3.4 by reason of his death or Disability, then, subject to Section 5, Executive (or, as applicable, his spouse, covered dependents and/or beneficiaries) shall receive the payments and benefits described in Sections 4.1(a) – (d) and 4.1(g), and any vested stock options held by Executive at the time of his termination of employment will remain exercisable by the Executive or his beneficiary, as the case may be, for a period of at least three  years following the termination of his employment (but in no event later than the stated expiration date of the option, as such date may be extended without causing the option to become subject to Section 409A of the Code).

4.3           Termination by Company for Cause or Resignation by Executive. If Company terminates Executive’s employment for Cause pursuant to Section 3.1 or if Executive resigns his employment pursuant to Section 3.2 (other than a resignation for Good Reason pursuant to Section 3.5), Executive shall not be entitled to any payments or benefits except for those described in section 4.1 (a)-(c).

4.4           Effect of Change in Control.

(a)           Vesting of Certain Equity Awards. If a Change in Control occurs, then immediately prior to such Change in Control, Executive will become fully vested in any then outstanding unvested stock options, restricted stock or other equity incentive awards for shares of Company stock, unless and except to the extent that they are assumed by or otherwise converted into economically equivalent stock options, restricted stock or other equity incentive awards with respect to shares of stock of the acquiring company, the surviving company or any of its or their affiliates.

(b)           Termination of Employment in Connection with Change in Control. If Executive’s employment is terminated by Company without Cause or by Executive for Good Reason within two years after a Change in Control or within 6 months prior to a Change in Control, then (1) the amount of severance payable to Executive pursuant to Section 4.1(e) (or, as the case may be, the amount remaining to be paid to Executive at the time of a Change in Control occurring within 6 months after the termination of Executive’s employment) will be payable to Executive in a single sum cash payment on the 60th day following his termination of employment (or, if Executive’s employment terminated before the Change in Control, on the later of the date of the Change in Control or the date which is 60 days after the date Executive’s employment terminated); and (2) any stock options and stock appreciation rights that are outstanding at the time of such termination of employment will remain exercisable for at least three years following the date on which the Change in Control occurs or, if later, the date Executive’s employment terminates (but in no event later than the stated expiration date of such option or stock appreciation right).

5.                  Release of Claims; Restoration of Payments; Section 280G.

5.1           Release.  Notwithstanding anything to the contrary contained herein, as conditions to the Company’s being obligated to make the separation payments and provide the benefits described in Sections 4.1(d) – 4.1(h) (and, by extension, Section 4.2)), (a) within 60 days after the date of Executive’s termination, the Company must have received from Executive an executed valid general release of claims substantially in the form attached hereto as Exhibit A, that is no longer subject to revocation, and (b) on or before Executive’s termination date, the Executive shall have (1) turned over all Company property in his possession or control to the Company, and (2) resigned from the Board of the Company and the board of directors or comparable body of every subsidiary or other Affiliate of the Company, and every committee thereof. Executive shall not be entitled to receive such severance payment and benefits if the conditions described in the preceding sentence are not timely satisfied.

5.2           Restoration of Payments. Executive’s right to receive any separation payments and benefits pursuant to this Agreement shall be subject to his compliance with the restrictive covenants referenced or set forth in Section 6 and repayment pursuant to this Section. If Executive violates or is in breach of any said restrictive covenants, then (a) Executive shall not be entitled to any further separation payments and benefits under this Agreement, (b) Executive shall be obligated to immediately return to the Company any separation payments and the value of any separation benefits previously received hereunder, and (c) Executive shall have no further rights or entitlements under this Agreement. This Section shall not in any manner supersede or limit any other right the Company may have to enforce or seek legal or equitable relief with respect to a violation or breach by Executive of any of said restrictive covenants.

5.3           Section 280G.

(a)           General. If any payment or benefit received or to be received by Executive in connection with or contingent on a change in ownership or control of the Company, within the meaning of Section 280G of the Code, whether or not in connection with Executive’s termination of employment, and whether or not pursuant to this Agreement (such payments or benefits being referred to as the “Total Payments”) will be subject to an excise tax as provided for in Section 4999 of the Code (the “Excise Tax”), then Executive will be entitled to receive either (a) the full amount of the Total Payments, or (b) a portion of the Total Payments having a value equal to 2.99-times Executive’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code), whichever of clauses (a) and (b), after taking into account applicable federal, state, and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest portion of the Total Payments. For purposes of determining the after-tax amounts in (a) and (b) above, Executive will be deemed to pay federal, state and local income tax at the highest marginal rates, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. If there is a reduction of the Total Payments pursuant to the foregoing, then, unless the parties agree otherwise, such reduction will occur in the following order: (A) any cash severance payable under this Agreement; (B) any other cash amount payable to Executive; (C) any benefit valued as a “parachute payment;” and (D) acceleration of vesting of any equity awards.

(b)           Determinations. All determinations under this subsection must be made by a nationally recognized accounting firm, which must not be the auditor of the acquirer in the transaction constituting a change in ownership or control of the Company, selected by the Company (the “Auditor”), and the Company will pay all costs and expenses of the Auditor. The Company will cooperate in good faith in making such determinations and in providing the necessary information for this purpose.

6.                  Restrictive Covenants.

6.1           Nondisclosure of Confidential Information; Inventions.

(a)                The Company possesses valuable business and technical information, know-how and trade secrets (whether written or oral) related to its and its subsidiaries’ current, future and proposed products, including, but not limited to, research, developments, improvements, methods, procedures, discoveries, patents, patent applications, inventions, processes, formulas, technology, designs, models, drawings, product plans, products, services, customers, customer lists, strategies, studies, business plans, forecasts, markets, techniques, engineering, testing systems, hardware configuration information, computer software and programs (including source code and related documentation), test and/or experimental data and results, laboratory notebooks, marketing, finances or other business information (herein collectively referred to as “Confidential Information”).  Confidential Information shall include any and all information relating to the Company, and its subsidiaries, affiliates, clients, customers, investors, and joint venture and strategic partners.

(b)                The Executive is an employee of the Company and as such the Company has and will disclose Confidential Information to the Executive.  The Executive shall not communicate the Company’s Confidential Information to any third party without the prior written consent of the Company, and the Executive shall use his best efforts to prevent inadvertent disclosure of the Company’s Confidential Information to any third party.  The Executive hereby acknowledges that he is aware that United States securities laws prohibits any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. The obligation of this Section 6.1(b) shall terminate with respect to any particular portion of the Company’s Confidential Information when the Executive can document that the information is part of the public domain other than as a result of the Executive’s or another person’s breach of duty to maintain confidentiality.

(c)                In the event that the Executive is requested or required (by oral question or request for information or documents and legal proceedings, interrogatories, subpoena, civil investigative demand or similar process) to disclose Confidential Information of the Company, or if the Executive is advised by his legal counsel that it is legally required to disclose the Confidential Information, it is agreed that the Executive (i) will provide the Company prompt notice of any request or requirement, (ii) will provide the Company full and complete cooperation to seek an appropriate order or remedy, (iii) will cooperate with the Company in obtaining reliable assurances that confidential treatment will be accorded to the disclosure of Confidential Information, and (iv) will, if disclosure of said Confidential Information is required, disclose only that portion of the Confidential Information which is legally required to be disclosed.

(d)               The Executive will make full and prompt disclosure to the Company of all inventions, creations, improvements, discoveries, trade secrets, secret processes, technology, know-how, methods, developments, software, and works of authorship or other creative works, whether patentable or not, which are created, made, conceived or reduced to practice by him or under his direction or jointly with others during his employment by the Company, whether or not during normal working hours or on the premises of the Company (herein collectively referred to as “Developments”).

(e)               The Executive agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications.  However, this Section 6.1(f) shall not apply to Developments that do not relate to the present or planned business or research and development of the Company and which are made and conceived by the Executive not during normal working hours, not on the Company premises and not using the Company’s tools, devices, equipment or Confidential Information.

(f)               The Executive agrees to cooperate fully with the Company and to take such further actions as may be necessary or desirable, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments.  The Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development.  The Executive further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Executive on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Executive, and the Executive hereby irrevocably designates and appoints each executive officer of the Company as his/her agent and attorney-in-fact to execute any such papers on his/her behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

(g)               Nothing herein shall be construed as giving the Executive any right in or to the Confidential Information or Developments or granting the Executive any license under any intellectual property rights.

6.2           Duty to Return Company Documents and Property.  Upon the termination of Executive’s employment with the Company for any reason, Executive shall immediately return and deliver to the Company any and all papers, books, records, documents, memoranda and manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, belonging to the Company or any of its subsidiaries or relating to the business of the Company or any of its subsidiaries, in Executive’s possession, whether prepared by Executive or others. If at any time after the termination of employment, Executive determines that he has any trade secrets or other confidential information belonging to the Company or any of its subsidiaries in his possession or control, Executive shall immediately return to the Company all such trade secrets and other confidential information, including all copies and portions thereof.

6.3           Non-Solicitation. During the period of Executive’s employment or other service with the Company and for 24 months thereafter, Executive shall not, without the prior written consent of the Company, directly or indirectly: (a) solicit, request, advise, entice, persuade, induce, offer to employ, or hire any employee, consultant, or independent contractor employed by or working on behalf of the Company or any of its subsidiaries at any time during the one-year period prior to the Executive’s termination of employment with the Company to leave the Company or any of its subsidiaries or to engage in any activity which, were it done by the Executive, would violate the terms of this Agreement; (b) or solicit, request, advise, entice, persuade or induce any individual or entity, including but not limited to any customer, supplier, vendor, investor, equity or financing source, or other contracting party of the Company or any of its subsidiaries, to terminate, reduce or refrain from continuing or renewing their present or prospective contractual or business relationship with the Company or any of its subsidiaries. Upon request, Executive will execute a standard form of Company non-solicitation agreement, as in effect from time to time for executives generally, which shall apply in addition to and not in lieu of the covenants contained in this Agreement (it being understood that, in the event of any inconsistency, the provisions of this Agreement shall govern).

6.4           Non-Competition Restrictions. During the period of Executive’s employment or other service with the Company and for 24 months thereafter, Executive shall not, directly or indirectly, without the prior written consent of the Company, engage in, become financially interested in, be employed by, render any consultation or business advice with respect to, or have any connection with, any business engaged in the research, development, testing, design, manufacture, sale, lease, marketing, utilization or exploitation of any products or services which are designed for the same purpose as, are similar to, or are otherwise competitive with, products or services of the Company or any of its subsidiaries, in any geographic area where, during the period of his employment with the Company or any subsidiary or at the time of the termination of his employment or other service with the Company and its subsidiaries, as the case may be, the business of the Company or any of its subsidiaries was being conducted or was proposed to be conducted in any manner whatsoever; provided, however, that Executive’s mere purchase or holding, for investment purposes, of securities representing less than 5% of the outstanding value or voting interest of a publicly traded company shall not be deemed to be a violation of the provisions of this paragraph.

6.5           Reformation. Executive acknowledges that the Company and its subsidiaries conduct their business on a world-wide basis, that their sales and marketing prospects are for continued expansion into world markets and that; therefore, the territorial and time limitations set forth in Section 6.4 are reasonable and properly required for the adequate protection of the business of the Company and its subsidiaries. If a court concludes that any time period and/or the geographic area specified in Section 6.4 is unenforceable, then the time period will be reduced by the number of months, or the geographic area will be reduced by the elimination of the overbroad portion, or both, as the case may be, so that the restrictions may be enforced in the geographic area and for the time to the fullest extent permitted by law.

6.6           Remedies. It is intended that, in view of the nature of the Company’s business, the restrictions contained in Sections 6.1 through 6.4 (including, without limitation, the restrictions that are specifically incorporated herein by reference), are considered reasonable and necessary to protect the Company’s legitimate business interests and that any violation of these restrictions would result in irreparable injury to the Company.  In the event of a breach or a threatened breach by Executive of any restrictive covenant contained herein, the Company shall be entitled to a temporary restraining order and injunctive relief restraining Executive from the commission of any breach, and to recover the Company’s attorneys’ fees, costs and expenses related to the breach or threatened breach. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the restoration and other remedies specified in this Agreement and/or the recovery of money damages, attorneys’ fees, and costs.  These covenants and restrictions shall each be construed as independent of any other provisions in the Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants and restrictions.

6.7           Severability.  Should a court determine that any paragraph or sentence, or any portion of a paragraph or sentence of this Section 6 is invalid, unenforceable, or void, this determination shall not have the effect of invalidating or validating the remainder of the paragraph, sentence or any other provision of this Section 6.  Further, it is intended that the court should construe this Section 6 by limiting and reducing it only to the extent necessary to be enforceable under then applicable law.

7.                  Recoupment Upon Certain Restatement of Financial Statements. If the Company is required to restate all or a portion of its financial statement(s) for any period following the date of this agreement, and if the Board or the Compensation Committee determines that such restatement is attributable in whole or in significant part to fraud, negligence, or intentional misconduct on the part of Executive or known to Executive, then, subject to applicable law, the Board or the Compensation Committee, acting in its discretion, may require Executive to reimburse the Company for the amount of any incentive compensation paid to him, cause the cancellation of outstanding equity compensation awards, and seek reimbursement of any gains otherwise realized by him in respect of the exercise or settlement of any such awards if and to the extent that (a) the amount of such incentive compensation was or will be based upon the achievement of certain financial results that were subsequently reduced due to such restatement, and (b) the amount of the incentive compensation that was, would have been or would be paid or provided to Executive if the financial results had been properly reported would have been lower than the amount actually paid or provided.

8.                  Assignment. The services and duties to be performed by Executive hereunder are personal and may not be assigned.  This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns and Executive and his heirs and representatives. Company may assign this Agreement to a successor in interest, provided that any such assignee affirmatively adopts and agrees to fulfill all obligations to Executive hereunder.

9.                  Legal Fees to Enforce Rights after a Change in Control.  If, following a Change in Control, the Company fails to comply with any of its obligations under this Agreement or the Company takes any action to declare this Agreement void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from Executive (or Executive’s beneficiary) the payments and benefits intended to be provided, then Executive (or Executive’s beneficiary, as the case may be) shall be entitled to select and retain counsel at the expense of the Company to represent Executive (or Executive’s beneficiary) in connection with the good faith initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company or any successor thereto in any jurisdiction.

10.                No Impediment to Agreement.  Executive covenants that, except as otherwise specifically disclosed herein, he is not, as of the date hereof, aware of any circumstance or condition (legal, health or otherwise), which, in any such case, would constitute an impediment to, or restriction upon, his ability to enter into this Agreement and to perform the duties and responsibilities of his employment hereunder.

11.                Arbitration. Except as otherwise specifically provided herein (relating to the Company’s right to obtain injunctive or other equitable relief from a court) or enforcement rights by Executive after a Change of Control, any claim or controversy arising out of or relating to this Agreement or the breach hereof shall be resolved exclusively by arbitration. Any such arbitration will be administered in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”), in the metropolitan area of New York before an experienced employment law arbitrator licensed to practice law in that jurisdiction who has been selected in accordance with such Rules. Each party may be represented by counsel of its or his own choosing and at its or his own expense; provided, however, that attorneys’ fees and costs may be awarded to a prevailing party in the discretion of the arbitrator. The arbitrator’s award will be enforceable, and a judgment may be entered thereon, in a federal or state court of competent jurisdiction in the state where the arbitration was held.  The decision of the arbitrator will be final and binding.

12.                Governing Law. This Agreement shall be governed by the laws of the State of New York, excluding its conflict of law rules.

13.                Indemnification; D&O Insurance. To the extent permitted by its Certificate of Incorporation and By-laws and subject to applicable law, the Company will indemnify, defend and hold Executive harmless from and against any claim, liability or expense (including reasonable attorneys’ fees) made against or incurred by him as a result of his employment with the Company or any subsidiary or other affiliate of the Company, including service as an officer or director of the Company or any subsidiary or other affiliate of the Company. The Company shall cover Executive under directors and officers liability insurance both during and, while potential liability exists, after the Term, in the same amount and to the same extent as the Company covers its other officers and directors.

14.                Withholding. All payments made by Company to or for the benefit of Executive in connection with his employment shall be subject to applicable tax withholding.

15.                Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

16.                Section 409A.

16.1         Parties’ Intent. The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith. To the extent any of the payments or benefits required under this Agreement are, or in the opinion of counsel to the Company or Executive, could be interpreted in the future to create, a nonqualified deferred compensation plan that does not meet the requirements of Code Section 409A(a)(2), (3) and (4), the Company and Executive hereby agree to execute any and all amendments to this Agreement or otherwise reform this Agreement as deemed necessary by either of such counsel and reasonably acceptable to the other, and prepared by counsel to the Company, to either cause such payments or benefits not to be a nonqualified deferred compensation plan or to meet the requirement of Code Section 409A. In amending or reforming this Agreement for Code Section 409A purposes, the parties maintain, to the maximum extent practicable, the original intent and economic benefit of this Agreement without subjecting Executive to additional tax or interest; provided further, however, the Company will not be obligated to pay any additional material amount to Executive as a result of such amendment.

16.2         Delayed Distribution to Key Employees. If the Company determines in accordance with Code Sections 409A and 416(i), that Executive is a “Specified Employee” (within the meaning of Code Section 409A) of the Company on the date his employment with the Company terminates and, the parties agree that a delay in severance pay and benefits provided under this Agreement is necessary for compliance with Code Section 409A(a)(2)(B)(i), then any severance payments and any continuation of benefits or reimbursement of benefit costs provided under this Agreement, and not otherwise exempt from Code Section 409A (for example, pursuant to the “short-term deferral” or “separation pay” exemptions”), will be delayed until the earlier of (i) the first day of the seventh (7th) calendar month commencing after Executive’s termination of employment, or (ii) Executive’s death, consistent with and to the extent necessary to meet the requirements of Code Section 409A (the “409A Delay Period”). In such event, any such severance payments and the cost of any such continuation of benefits provided under this Agreement that would otherwise be due and payable to Executive during the 409A Delay Period will be paid to Executive in a lump sum cash amount at the end of the 409A Delay Period.

16.3         Separation from Service. A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits following or upon a termination of employment (to the extent such payments or benefits are subject to Code Section 409A) unless such termination also constitutes a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms mean Separation from Service.

16.4         Separate Payments. Each payment required under this Agreement will be considered a separate payment for purposes of determining the applicability of or exemption from Section 409A. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period will be within the sole discretion of the Company.

16.5         Reimbursements. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all expenses or other reimbursements hereunder will be made no later than the time frame set forth in this Agreement, but in any event, on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year will in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

17.                Counterparts.  This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

18.                Amendment or Waiver.  No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Agreement.  No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement.  No delay on the part of the Company in exercising any right hereunder shall operate as a waiver of such right.  No waiver, express or implied, by a party of any right or any breach by the other party shall constitute a waiver of any other right of such party or breach by such other party.

19.                Notices.  Any notice given to a party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, or express mail to the recipient at his or its last known address.

20.                Entire Agreement.  This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior and/or contemporaneous understandings, agreements or representations, written or oral, relating to the subject matter hereof and Executive’s compensation for employment with the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

APPLIED DNA SCIENCES, INC.

By:	/s/ Beth Jantzen, CFO 7/28/16

/s/ James A. Hayward, CEO

James A. Hayward 7/28/16

EXHIBIT A

SECTION 1.3

PERMITTED ACTIVITIES

This Exhibit A is attached to the Employment Agreement (the “Agreement”) made as of July 01, 2016, by and between Applied DNA Sciences, Inc. (“Company”) and James A. Hayward (“Executive”). Subject to Section 1.3 of the Agreement, Executive is permitted to continue to engage in any one or more of the outside business activities listed below.

Boards:

Not for profit

1) Stony Brook Foundation

2) Regents Council

3) Ward Melville Heritage Organization

Corporate

1) Softheon, Inc.

2) NeoMatrix Formulations Inc.

EXHIBIT B

FORM OF RELEASE

In consideration of the premises and the payments and benefits to be made or provided by Applied DNA Sciences, Inc. (the Company”) to James A. Hayward (the “Executive”) under this Release and the provisions of Section 4 of the Employment Agreement between the parties to which this Exhibit is attached (the “Employment Agreement”) relating to the termination of Executive’s employment with the Company, the Executive, for the Executive and for the executors and administrators of the Executive’s estate, and the Executive’s heirs, successors and assigns, hereby releases and forever discharges the Company and its officers, directors, employees, agents and stockholders from any and all claims, actions, causes of action, suits, sums of money, debts, dues, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, demands or damages of any nature whatsoever or by reason of any matter, cause or thing regardless of whether known or unknown at present, which against the Company or any of its officers, directors, employees, agents or stockholders Executive ever had, now has or may have arising out of or relating to any transaction, dealing, relationship, conduct, act or omission, or any other matters or things occurring or existing at any time prior to and including the date of this Release (collectively defined herein as “Claims”). This Release includes, but is not limited to, all Claims the Executive might have under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§2000e, et. seq.; 42 U.S.C. §§1981, et. seq.; the Americans with Disabilities Act, 29 U.S.C. §§2000e, et. seq.; the Age Discrimination in Employment Act; the Older Workers Benefits Protection Act; the federal Family and Medical Leave Act; Section 451 et. seq.; similar Connecticut laws, the New York State Executive Law, and any and all statutory and common law causes of action for defamation; slander; slander per se; defamation per se; false light; tortious interference with prospective business relationships; assault; sexual assault; battery; sexual harassment; sexual discrimination; hostile work environment; discrimination; retaliation; workers’ compensation retaliation; wrongful termination; intentional infliction of emotional distress; breach of a duty or obligation of any kind or description, including any implied covenant of good faith and fair dealing; and for breach of contract or any tort whatsoever, as well as any expenses or attorney’s fees associated with such Claims. The parties acknowledge that this Release does not either affect the rights and responsibilities of the Equal Employment Opportunity Commission to enforce the Age Discrimination in Employment Act, or justify interfering with the protected right of an employee to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission under the Age Discrimination in Employment Act. In the event the Equal Employment Opportunity Commission commences a proceeding against the Company in which Executive is a named party, the Executive agrees to waive and forego any monetary claims which may be alleged by the Equal Employment Opportunity Commission to be owed to Executive. Notwithstanding the foregoing, nothing in the provisions of this Release shall act as a release by the Executive of any Claims against the Company with respect to (i) any amounts or benefits to which the Executive may become entitled to receive under the Employment Agreement after the date hereof, including the right to indemnity referenced therein, (ii) the Executive’s rights under and in accordance with the terms of any employee benefit plan in which Executive participates, and (iii) any Claims arising with respect to acts, events or occurrences taking place after the date of this Release.

The Company has advised the Executive in writing to consult with an attorney prior to executing this Release. By executing this Release, the Executive acknowledges that (a) the Executive has been provided an opportunity to consult with an attorney or other advisor of the Executive’s choice regarding the terms of this Release, (b) Executive has been given twenty-one (21) days (or, if required by applicable law, 45 days) in which to consider whether the Executive wishes to enter into this Release, (c) Executive has elected to enter into this Agreement knowingly and voluntarily, (d) Executive’s waiver of rights or claims is in exchange for the good and valuable consideration herein; and (e) if Executive does so within fewer than twenty-one (21) days (or, if required by applicable law, 45 days) from receipt of this Release, Executive has knowingly and voluntarily waived the remaining time. This Release will become effective, enforceable and irrevocable on the eighth day after the date on which it is executed by the Executive (the “Effective Date”). During the seven-day period prior to the Effective Date, the Executive may revoke this Release by delivering a written notice of revocation to the Company.